Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-90158) on Form S-8 of our report dated June 13, 2012 appearing in the annual report on Form 11-K of Camco Financial & Subsidiaries Salary Savings Plan as of December 31, 2011 and 2010 and for the year ended December 31, 2011.

/s/Plante & Moran, PLLC

Columbus, Ohio

June 13, 2012